Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the PRT Group, Inc. Amended and Restated 1996 Stock Incentive Plan (Form S-8 No. 333-44725), pertaining to the PRT Group Inc. 401(k) Plan (Form S-8 No. 333-95247), and pertaining to the PRT Group, Inc. Form S-3 related to the shares of common stock issuable upon conversion of the Series A Senior Participating Redeemable Preferred Stock and related warrants (Form S-3 No. 333-36468) of our report dated March 19, 2004, included in the Annual Report on Form 10-K of enherent, Corp. for the year ended December 31, 2003, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

Hartford, Connecticut

April 8, 2004